Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 27, 2007, relating to the consolidated financial statements and financial statement schedules of Exterran Partners, L.P. (formerly, Universal Compression Partners, L.P.) and the combined financial statements of Exterran Partners Predecessor (formerly, Universal Compression Partners Predecessor) all appearing in the Annual Report on Form 10-K of Universal Compression Partners, L.P. for the year ended December 31, 2006.
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated August 6, 2007, relating to the combined statement of assets acquired and liabilities assumed and the related combined statements of revenues and direct operating expenses of Exterran Partners, L.P. pursuant to the Contribution, Conveyance and Assumption Agreement between Exterran Holdings, Inc. (formerly, Universal Compression Holdings, Inc. ) and Exterran Partners, L.P. appearing in Universal Compression Partners, L.P.’s Current Report on Form 8-K/A filed on August 6, 2007.
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated December 13, 2007, relating to the consolidated balance sheet of Exterran General Partner, LP (formerly, UCO General Partner, LP) appearing in Exterran Partners, L.P.’s Current Report on Form 8-K filed on or about December 19, 2007.
We also consent to the reference to us under the heading “Experts” in the Prospectus, which is a part of this Registration Statement.

DELOITTE &TOUCHE LLP
Houston, Texas
December 19, 2007